Exhibit 10.33

IBERIABANK

IBERIABANK CORPORATION

Change in Control Severance Agreement

THIS Change in Control Severance Agreement (the “Agreement”) is dated effective as of_________, 2018 (the “Effective Date”), by and between _________________ (the “Employee”), IBERIABANK (the “Company”), and IBERIABANK Corporation (the “Holding Company”).

WHEREAS, the Employee became employed by the Company as an officer on the Effective Date and will also provide services to the Holding Company;

WHEREAS, the Company and the Holding Company deem it to be in their respective best interests to enter into the Agreement as an additional incentive to the Employee to join the Company; and

WHEREAS, the parties desire by this writing to set forth their understanding as to their respective rights and obligations in the event a change of control occurs with respect to the Company or the Holding Company.

NOW, THEREFORE, the undersigned parties agree as follows:

1.	Defined Terms. When used anywhere in this Agreement, the following terms shall have the meaning set forth herein.

(a) “Board” shall mean the Board of Directors of the Holding Company.

(b) “Change in Control” shall mean (i) a change in control of the Holding Company, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”) or any successor thereto, whether or not any security of the Holding Company is registered under Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or securities of the Holding Company representing 25% or more of the combined voting power of the Holding Company then outstanding securities; (ii) during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors (the “Existing Board”) of the Holding Company cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director unless his initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of someone other than a Continuing Director; or (iii) the acquisition of ownership, holding or power to vote more than 25% of the voting stock of the Company by any person other than the Holding Company.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and as interpreted through applicable rulings and regulations in effect from time to time.

(d) “Company” shall mean the Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Company.

(e) “Date of Termination” shall mean the date Employee has a “separation from service” as defined in Treasury Regulation §1.409A-1(h)(1).

(f) “Disability” shall mean termination of the Employee’s employment because of any physical or mental impairment which qualifies the Employee for disability benefits under the applicable long-term disability plan maintained by the Employers or, if no such plan applies, which would qualify the Employee for disability benefits under the Federal Social Security System.

(g) “Holding Company” shall mean the Holding Company as defined above and any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets of the Holding Company.

(h) “Employer” means the Holding Company or the Company, whichever employs the Employee.

(i) “Good Reason” shall mean (i) without the Employee’s express written consent: the assignment to the Employee, by the Employer, of any duties which are materially inconsistent with the Employee’s positions, duties, responsibilities and status with the Employer immediately prior to a Change in Control, or a material change or diminution in the Employee’s reporting responsibilities, titles or offices as an employee and as in effect immediately prior to such a Change in Control, or any removal of the Employee from or any failure to re-elect the Employee to any of such responsibilities, titles or offices, except in connection with the termination of the Employee’s employment for Just Cause or Disability or as a result of the Employee’s death or by the Employee other than for Good Reason; (ii) without the Employee’s express written consent, a reduction by the Employer in the Employee’s base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter or a reduction in the package of fringe benefits provided to the Employee, other than a general reduction that affects all similarly situated employees in substantially the same proportions; (iii) any purported termination of the Employee’s employment for Just Cause or Disability which is not effected pursuant to a Notice of Termination satisfying the requirements hereof; (iv) the failure by the Company or the Holding Company to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 8 hereto; (v) requirement that the Employee principally perform all services at location more than 30 miles from such location on the Effective Date. Notwithstanding the foregoing, the Employee shall not have the right to terminate the Employee’s employment hereunder for Good Reason unless (1) within 30 days of the initial existence of the condition or conditions giving rise to such right the

Employee provides written notice to the Company and the Holding Company of the existence of such condition or conditions, and (2) the Company or the Holding Company fails to remedy such condition or conditions within 30 days following the receipt of such written notice (the “Cure Period”). If any such condition is not remedied within the Cure Period, the Employee must terminate the Employee’s employment with the Employer within a reasonable period of time, not to exceed 30 days, following the end of the Cure Period.

(j) “Just Cause” shall mean, in the good faith determination of the Board, the Employee’s personal dishonesty, incompetence in the performance of duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of this Agreement.

No act or failure to act, on the Employee’s part shall be considered “willful” unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the Employer’s best interests. Any act, or failure to act, based upon authority given pursuant to a resolution of the Board or instructions of the Chief Executive Officer or a senior officer of the Employer or the advice of counsel for the Employer shall be conclusively presumed to be in good faith and in the Employer’s best interests. The cessation of Employee’s employment shall not be deemed to be for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the vote of not less than three-quarters of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice is provided to the Employee and he is given an opportunity, together with counsel, to be heard before the Board), finding that, in the Board’s good faith opinion, the Employee is guilty of the conduct described in the preceding paragraph, and specifying the particulars thereof in detail.

(k) “Notice of Termination” shall mean any purported termination by the Employer for Just Cause or Disability or by the Employee for Good Reason shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, (iii) specifies a date of termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer’s termination of Employee’s employment for Just Cause, and (iv) is given in the manner specified in this Agreement.

(l) “Protected Period” shall mean the period that begins on the date three months before a Change in Control and ends on the later of the second annual anniversary of the Change in Control or the expiration date of this Agreement; except that if the Employee’s employment with the Employer is terminated prior to the first day of this period at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise in connection with or anticipation of a Change in Control, then the Protected Period shall commence on the date immediately prior to the date of such termination.

(m) “Section 409A” shall mean Section 409A of the Code, and all regulations and guidance issued thereunder.

(n) “Separation from Service” shall have the meaning provided in Section 409A.

(o) “Specified Employee” shall have the meaning provided in Section 409A.

2. Trigger Events. The Employee shall be entitled to collect the severance benefits set forth in Section 3 of this Agreement in the event of a termination of Employee’s employment during the Protected Period as a result of the following: (i) the Employee terminates employment for Good Reason, or (ii) the Employer or its successor(s) in interest terminates the Employee’s employment for any reason other than Just Cause; provided that any such termination constitutes a Separation from Service.

3. Severance Benefits. If the Employee becomes entitled to collect severance benefits pursuant to Section 2 hereof, then subject to Section 4 and, if applicable, to the six month delay set forth in Section 13, the Employee shall receive:

(a) A lump sum cash payment (the “Severance Payment”) within ten days following the Date of Termination in an amount equal to the sum of:

(i) if the Employee is not entitled to receive a guaranteed bonus payment for the year of termination pursuant to a separate arrangement with the Employer, a pro rata bonus in an amount determined by multiplying (1) the Employee’s target bonus for the year of termination, or, if the Employee does not have a target bonus, the average of the annual bonuses awarded to the Employee for the three fiscal years immediately preceding the Date of Termination; provided, however, that if the Employee was not employed by the Employer during each of the three most recently completed fiscal years, then the amount shall be the average of the annual bonuses awarded to the Employee for each fiscal year during which he was eligible to receive a bonus, by (2) the fraction obtained by dividing the number of days in the year through the Date of Termination by 365, plus

(ii) an amount equal to ___________ times the sum of (x) the Employee’s base salary in effect at the Date of Termination and (y) a bonus amount determined as follows in the stated order of priority: (A) if applicable, the Employee’s guaranteed bonus amount for the year of termination, (B) if the Employee is not entitled to a guaranteed bonus, the Employee’s target bonus for the year of termination, (C) if the Employee does not have a target bonus, the average of the annual bonuses awarded to the Employee for the three fiscal years immediately preceding the Date of Termination, or (D) if the Employee was not employed by the Employer during each of the three most recently completed fiscal years, then the amount shall be the average of the annual bonuses awarded to the Employee for each fiscal year during which he was eligible to receive a bonus.

(b) A lump sum cash payment (the “Benefit Allowance Payment”) within ten days following the Date of Termination in an amount equal to (A) the sum of (i) the aggregate monthly premium that would be paid by the Employee and the Company to obtain the most generous group health plan coverage offered by the Company as of the Date of Termination, for the coverage tier (e.g. single, family coverage) in which Employee and his dependents were enrolled as of the Date of Termination, if any, plus (ii) the aggregate monthly premium that would be paid by the Employee and the Company to obtain the group term life insurance in which Employee [and his dependents] were enrolled as of the Date of Termination, multiplied by (B) thirty-six (36), less applicable withholding taxes. The Benefit Allowance Payment is made in recognition of the Employee and his dependents’ loss of eligibility for certain health and welfare benefits upon the Employee’s termination of employment (or upon the expiration of continuation coverage under Section 4980B of the Code (“COBRA Continuation Coverage”), if elected), and the loss of Company contributions towards the cost of such coverage. The Benefit Allowance Payment shall be made to the Employee regardless of whether the Employee elects COBRA Continuation Coverage under the Company’s group health plan.

4. Excise Tax Provision

(a) In the event that any payment or benefit received or to be received by the Employee as a result of a termination of employment in connection with a Change in Control under this Agreement or any other agreement between the Company or the Holding Company and the Employee (all such payments and benefits, including the payments and benefits under Section 3 hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 3 hereof shall first be reduced, and the noncash payments and benefits under the other sections hereof or under any other agreements shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Employee may elect to have the noncash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Section 3 hereof.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change in Control or other event giving rise to a potential Excise Tax, the Holding Company’s independent auditor, does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

(c) At the time that payments are made under this Agreement, the Holding Company or the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Holding Company or the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

5. Term of the Agreement. This Agreement shall remain in effect for the period commencing on the Effective Date and ending on the earlier of (i) the date twenty-four months after the Effective Date, and (ii) the date on which the Employee terminates employment with the Employer; provided that on each annual anniversary date from the Effective Date, the term of this Agreement shall be extended for an additional one-year period beyond the then effective expiration date, unless the Board of Directors of the Holding Company has notified the Employee in writing that this Agreement shall not be extended. Notwithstanding the above, if a Change in Control shall occur during the original or extended term of this Agreement, this Agreement shall continue in effect through the second anniversary of the Change in Control.

6. Termination or Suspension Under Federal Law.

(a) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1818(e)(4) or (g)(1)) or any similar provision under state law, all obligations of the Employer and the Holding Company under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

(b) If the Employer is in default (as defined in Section 3(x)(1) of FDIA) or any similar provision under state law, all obligations of the Employer under this Agreement shall terminate as of the date of default; however, this Paragraph shall not affect the vested rights of the parties.

(c) If a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)) suspends and/or temporarily prohibits the Employee from participating in the conduct of the Employer’s affairs, the Employer’s obligations under this Agreement shall be suspended as of the date of such service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate (in whole or in part) any of its obligations which were suspended.

(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Employer, (i) by the Federal Deposit Insurance Corporation (“FDIC”) at the time the FDIC enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the FDIA (12 U.S.C. 1823(c)); or (ii) by the FDIC at the time the FDIC approves a supervisory merger to resolve problems related to operation of Employer or when Employer is determined by the FDIC to be in an unsafe or unsound condition. Any rights of Employee that shall have vested under this Agreement shall not be affected by such action.

(e) Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and any regulations promulgated thereunder, including the FDIC’s Regulations applicable to Golden Parachute Payments at 12 C.F.R. Part 359.

7. Expense Reimbursement. In the event that any dispute arises between the Employee and the Company or the Holding Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action that the Employee takes to enforce the terms of this Agreement or to defend against any action taken by the Company or the Holding Company, they shall reimburse the Employee for all costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions. Such reimbursement shall be paid within ten days of Employee’s furnishing to the Company or the Holding Company written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred by the Employee. Subject to Section 13, Employee must submit such evidence no later than six months after the end of the calendar year in which the costs and expenses were incurred, and the costs and expenses will be reimbursed to the Employee as soon as feasible after submission of written evidence of the expense.

8. Successors and Assigns.

(a) This Agreement shall not be assignable by the Company or the Holding Company, provided that this Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company or the Holding Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company or the Holding Company.

(b) Since the Employer is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer; provided, however that nothing in this paragraph shall preclude (i) the Employee from designating a beneficiary to receive any benefit payable hereunder upon his death, or (ii) the executors, administrators, or other legal representatives of the Employee or his estate from assigning any rights hereunder to the person or person entitled thereunto.

9. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

10. Applicable Law. Except to the extent preempted by Federal law, the laws of the State of Louisiana shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

12. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

13. Section 409A.

(a) This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A as separation pay due to an involuntary separation from service, as a short-term deferral, or under any other provision of Section 409A, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Holding Company and the Company make no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Holding Company or the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A. If any provision in this Agreement is capable of being interpreted in more than one manner, to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Section 409A.

(b) Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with a termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Employee is determined to be a Specified Employee, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Date of Termination or, if earlier, on the Employee’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

(c) No acceleration of payments and benefits provided for in this Agreement shall be permitted, except that the Holding Company or the Company may accelerate payment, if permitted by Section 409A, as necessary to allow the Employee to pay FICA taxes on amounts payable hereunder and additional taxes resulting from the payment of such FICA amount, or as necessary to pay taxes and penalties arising as a result of the payments provided for in this Agreement failing to meet the requirements of Section 409A. In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

(d) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii) any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

IBERIABANK

By:
Daryl G. Byrd
IBERIABANK
President and Chief Executive Officer

Associate

IN CONSIDERATION of the Employee’s provision of valuable services for the Company and the Employee’s past, present, or future services for the Holding Company, IT IS AGREED by the Holding Company that it shall be jointly and severally liable for the Company’s obligations under this Agreement (determined without regard for Section 7 of the Agreement).

IBERIABANK CORPORATION

By
Rick Maples, Chairman
Board Compensation Committee